Exhibit 10.1

Patent Cross License and Settlement Agreement

This Patent Cross License and Settlement Agreement (“Agreement”) effective as of November 4, 2009 (the “Effective Date”) is by and between Aruba Networks, Inc. (a Delaware Corporation) together with its Affiliates (collectively “Aruba”), and Motorola, Inc. (a Delaware corporation) together with its Affiliates, including Symbol Technologies, Inc., Wireless Valley Communications, Inc., and AirDefense, Inc. (collectively “Motorola”) (as used herein, Motorola and Aruba are each a “Party” and collectively the “Parties”).

WHEREAS, Motorola filed a lawsuit alleging patent infringement by Aruba in the U.S. District Court for the District of Delaware, and Aruba filed counterclaims alleging patent infringement by Motorola, said lawsuit and counterclaims styled as set forth in Exhibit A (the “Litigation”).

WHEREAS, Aruba petitioned for the reexamination of four Motorola U.S. patents in the U.S. Patent and Trademark Office – U.S. patents 7,173,922, 7,173,923, 6,973,622, and 6,625,454 – and the PTO agreed to reexamine the patents (the “Re-examinations”).

WHEREAS, each Party denies the infringement allegations of the other Party, and admits no liability and makes no admission with respect to any of the claims asserted in the Litigation and/or the validity, infringement and enforceability of the other Party’s patents and patent applications.

WHEREAS, each of the Parties desires to discontinue the Litigation and Aruba no longer desires to pursue the Re-examinations.

WHEREAS, the Parties desire to enter into a strategic business relationship.

WHEREAS, each of the Parties desires to acquire certain releases, licenses under and/or covenants with respect to patents and patent applications of the other Party.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties agree as follows:

Section 1. Definitions

"Affiliate” of any corporation, company or other entity within the definition of Party means any other corporation, company or other entity now or hereafter directly or indirectly controlled or majority-owned by such first corporation, company or other entity, provided that such other corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists. Each such Affiliate shall be bound by the terms and conditions of this Agreement as if it were named herein as one of the Parties. For purposes of this definition, the term “control” as used with respect to any corporation, company or other entity, means the direct or indirect ownership or control (whether through option, warrant, contract or otherwise) of more than fifty percent (50%) of the voting securities of any corporation, company or other entity or the direct or indirect power to elect more than fifty percent (50%) of any corporation’s, company’s, or other entity’s board of directors or other managing authority; provided, however, that if local law restricts the maximum ownership of foreign interests to fifty percent (50%) or less, control shall be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may be owned by foreign interests under such local law.

“Released Affiliates” of a Party means Affiliates of such Party on the Effective Date.

“Action” means any and all claims, demands, actions, causes of action, suits (including at law or in equity, or mixed), proceedings, rights, damages, liabilities, losses, costs, expenses and compensation, whether any of the foregoing are known or unknown, suspected or unsuspected.

"Assert” means to initiate or pursue an Action of any kind or nature, or direct or assist (other than in response to a subpoena or as required by a court or other governmental authority of competent jurisdiction) any other party to do so, before any U.S. or foreign legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such Action in whole or in part. Examples of such body or tribunal include United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

"Covered Products” means, with respect to either Party, (i) all products, services, software and/or systems that are on sale, on offer for sale or otherwise commercially available by such Party on the Effective Date (along with future products, services, software and/or systems that are the same as the foregoing) and all commercially reasonable extensions of the same type and nature as such products, services, software and/or systems, without material change in the basic functionalities, including bug fixes and error corrections, and without the addition of material new functionalities, and (ii) with respect to Aruba, all Licensed Aruba 802.11 Wireless LAN Infrastructure Products and, with respect to Motorola, all Licensed Motorola 802.11 Wireless LAN Infrastructure Products, as defined herein.

“Aruba’s Covered Products” means any and all Covered Products that are Exploited by Aruba, except that Aruba’s Covered Products shall not include any Excluded Aruba Products. The Parties agree that the products, services, software and/or systems of Aruba that Motorola accused of infringement in the Litigation are not Excluded Aruba Products. For the avoidance of doubt, the term Aruba’s Covered Products includes client software (that is Exploited by Aruba) only to the extent it comprises 802.11 client software running on a mobile client device that connects to or is managed by Aruba 802.11 infrastructure, and only to the extent such client software enables implementation of Aruba-specific 802.11 wireless LAN infrastructure functions, including VoWLAN communication, and in the case of VoWLAN communication with fixed mobile convergence functionality, only to the extent such client software comprises Aruba’s Fixed Mobile Convergence Client Software, and the term does not include client software to the extent it implements the user interface or the look and feel of a client device, push to talk functionality, or voice quality functionality (other than as defined in the 802.11 standard or as necessary to allow the 802.11 wireless LAN infrastructure to process associated traffic between the infrastructure and the client device).

"Licensed Aruba 802.11 Wireless LAN Infrastructure Products” means past, present and future indoor and outdoor (i) 802.11 wireless LAN switches, controllers, servers, access points and associated antennas and associated operating system software, including Voice over Wireless LAN (“VoWLAN”) communication enablement and management software, that are Exploited by Aruba and (ii) 802.11 Wireless LAN planning and/or management and/or security software installed on such switches, controllers, servers and access points and associated laptop computers, that are Exploited by Aruba and (iii) 802.11 tags/sensors that connect to or are managed by Aruba 802.11 infrastructure, to the extent such tags/sensors enable implementation of 802.11 wireless LAN infrastructure functions, that are Exploited by Aruba and (iv) 802.11 client software running on a mobile client device that connects to or is managed by Aruba 802.11 infrastructure, to the extent such client software enables implementation of Aruba-specific 802.11 wireless LAN infrastructure functions, including VoWLAN communication, and in the case of VoWLAN communication with fixed mobile convergence functionality, only to the extent such client software comprises Aruba’s Fixed Mobile Convergence Client Software, that are Exploited by Aruba. For the avoidance of doubt, the term Licensed Aruba 802.11 Wireless LAN Infrastructure Products does not include Excluded Aruba Products and does not include client software to the extent it implements the user interface or the look and feel of a client device, push to talk functionality, or voice quality functionality (other than as defined in the 802.11 standard or as necessary to allow the 802.11 wireless LAN infrastructure to process associated traffic between the infrastructure and the client device), but it does include the products, services, software and/or systems of Aruba that Motorola accused of infringement in the Litigation.

“Excluded Aruba Products” means: (i) mobile client devices; (ii) mobile telephony products, including cellular infrastructure and and both single mode cellular, dual mode cellular/802.11 and single mode VOIP handsets; (iii) private mobile radio products (e.g., iDEN, APCO, P-25 and TETRA based), (iv) cable and DSL modems, set top boxes and associated content receiving devices and head-end equipment; and (v) devices for reading machine readable symbols or tags, such as barcode readers or UHF RFID readers. To the best of the Parties’ knowledge, no Excluded Aruba Products exist as of the Effective Date.

“Aruba’s Fixed Mobile Convergence Client Software” means 802.11 client software that implements the following functions associated with handoff between 802.11 WLAN infrastructure and a cellular network: (i) receipt and transmission of a signal or signals from Aruba’s 802.11 infrastructure indicating that the 802.11 infrastructure is capable of connecting back to the carrier’s core network for handling VoWLAN calls; or, (ii) sending a message based on information from the WLAN infrastructure to other components of the client device software to act as a trigger to initiate a handoff from the 802.11 WLAN to the cellular network or vice-versa. For the avoidance of doubt, Aruba’s Fixed Mobile Convergence Client Software shall not include any other software or functionality operating on a mobile client device.

“Motorola’s Covered Products” means any and all Covered Products that are Exploited by Motorola.

"Licensed Motorola 802.11 Wireless LAN Infrastructure Products” means past, present and future indoor and outdoor (i) 802.11 wireless LAN switches, controllers, servers and access points, and associated antennas and associated operating system software, including VoWLAN communication enablement and management software, that are Exploited by Motorola and (ii) 802.11 Wireless LAN planning and/or management and/or security software installed on such switches, controllers, servers and access points and associated laptop computers, that are Exploited by Motorola and (iii) 802.11 tags/sensors that connect to or are managed by Motorola 802.11 infrastructure, to the extent such tags/sensors enable implementation of 802.11 wireless LAN infrastructure functions, that are Exploited by Motorola and(iv) 802.11 client software running on a mobile client device that connects to or is managed by Motorola 802.11 infrastructure, to the extent such client software enables implementation of Motorola-specific 802.11 wireless LAN infrastructure functions, including VoWLAN communication, that are Exploited by Motorola. For the avoidance of doubt, the term Licensed Motorola 802.11 Wireless LAN Infrastructure Products does not include client software to the extent it implements the user interface or the look and feel of a client device, push to talk functionality, or voice quality functionality (other than as defined in the 802.11 standard or as necessary to allow the 802.11 wireless LAN infrastructure to process associated traffic between the infrastructure and the client device), but it does include the products, services, software and/or systems of Motorola that Aruba accused of infringement in the Litigation.

"Prior Released Products” means, with respect to a Party, any products, services, software and/or systems, other than any of the foregoing that are Covered Products (because they are on sale, on offer for sale or otherwise commercially available by such Party on the Effective Date), to the extent such products, services, software and/or systems themselves have been sold, offered for sale, or made commercially available by such Party at any time prior to the Effective Date (excluding in each case any Excluded Aruba Products).

“Exploit” means, for Aruba, to carry out any or all of the activities of the type set forth in sections 3.1.1(a) and (b) below, and for Motorola, to carry out any or all of the activities of the type set forth in sections 3.1.2(a) and (b) below.

“includes”, “including”, “included” and other variations of such terms shall be deemed to be followed by the phrase “without limitation”.

“infringement” means direct, indirect, literal, or under the doctrine of equivalents or any other United States or foreign doctrine of infringement.

"Patents” means all patents worldwide, including utility models (but not including design patents or registrations) and all applications for any of the foregoing, including continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts, and any patents issuing on any of the foregoing.

“Aruba’s Patents” means all Patents currently or hereafter owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Aruba, including the Licensed Aruba 802.11 Wireless LAN Infrastructure Patents.

“Aruba Asserted Patents” means U.S. Patent Nos. 7,295,524 and 7,376,113.

"Licensed Aruba 802.11 Wireless LAN Infrastructure Patents” means all Aruba Asserted Patents, all Patents and patent applications, foreign or domestic, taking priority from or sharing a priority claim with the foregoing or containing substantially the same specification, and any Patents claiming any or any portion of the Licensed Motorola 802.11 Wireless LAN Infrastructure Products, that are owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Aruba as of the Effective Date, that are later filed or that later issue from Aruba’s currently pending or such subsequently filed Patent applications. Aruba agrees that it will not contend that, nor seek to admit into evidence for any purpose, in a subsequent proceeding, litigation, or otherwise, any assertion, admission, interpretation or contention by Motorola that an Aruba Patent falls within the scope of this definition constitutes evidence or an admission by Motorola that the Patent is infringed by any Motorola product.

“Motorola’s Patents” means all Patents currently or hereafter owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Motorola, including the Licensed Motorola 802.11 Wireless LAN Infrastructure Patents but excluding the Excluded Motorola Patents.

“Motorola Asserted Patents” means U.S. patent numbers 7,173,922; 7,173,923; 6,973,622; 6,625,454; and 7,359,676.

"Licensed Motorola 802.11 Wireless LAN Infrastructure Patents” means the Motorola Asserted Patents, all Patents and patent applications, foreign or domestic, taking priority from or sharing a priority claim with the foregoing or containing substantially the same specification, and any Patents claiming any or any portion of the Licensed Aruba 802.11 Wireless LAN Infrastructure Products, that are owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Motorola as of the Effective Date, that are later filed or that later issue from Motorola’s currently pending or such subsequently filed Patent applications. For the avoidance of doubt, the term “Licensed Motorola 802.11 Wireless LAN Infrastructure Patents” does not include the Excluded Motorola Patents. Motorola agrees that it will not contend that, nor seek to admit into evidence for any purpose, in a subsequent proceeding, litigation, or otherwise, any assertion, admission, interpretation or contention by Aruba that a Motorola Patent falls within the scope of this definition constitutes evidence or an admission by Aruba that the Patent is infringed by any Aruba product.

“Excluded Motorola Patents” means Patents owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Motorola, including both standards essential Patents and implementation Patents, to the extent they claim: i) 2G, 3G or 4G telecommunications standards and functions, including GSM, CDMA, TD-SCDMA, W-CDMA, WIMAX, and LTE; or, ii) traditional dispatch communication systems (e.g., TETRA, DMR and APCO 25) as well as associated Motorola proprietary communication protocols (e.g., iDEN); or, (iii) push to talk functionality; or, (iv) voice quality functionality (other than as defined in the 802.11 standard or as necessary to allow the 802.11 wireless LAN infrastructure to process associated traffic between the infrastructure and a client device); or, (v) client software, except to the extent directed to the operation of such client software in combination with Aruba’s 802.11 wireless LAN infrastructure (client software is not intended to include 802.11 Wireless LAN planning and/or management and/or security software installed on laptop computers associated with Aruba’s 802.11 wireless LAN infrastructure); provided, however, that for the avoidance of doubt, the Motorola Asserted Patents and all patent applications, foreign or domestic, taking priority from or sharing a priority claim with the Motorola Asserted Patents or containing substantially the same specification as the Motorola Asserted Patents are not Excluded Motorola Patents.

“Licensed Patents” means (a) where Motorola is the Grantor, the Licensed Motorola 802.11 Wireless LAN Infrastructure Patents and (b) where Aruba is the Grantor, the Licensed Aruba 802.11 Wireless LAN Infrastructure Patents.

“Covered Patents” means (a) where Motorola is the Grantor, Motorola’s Patents and (b) where Aruba is the Grantor, Aruba’s Patents.

“Protected Parties” means, with respect to a Party, such Party’s direct and indirect distributors, dealers, resellers, original equipment manufacturers (“OEMs”), original design manufacturers (“ODM’s”), suppliers, contractors, consultants, developers, customers and end users of such Party. End users of Aruba’s Covered Products and Motorola’s Covered Products shall be considered end users of Aruba and Motorola, respectively.

“Term” means the period from the Effective Date through and including the earlier of November 3, 2016 or the date of any earlier termination of the Agreement as provided herein.

Section 2. Releases

2.1 Effective as of the Effective Date, Motorola, Inc., as releasor, on behalf of itself and its Released Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally releases, waives, acquits, and forever discharges, and covenants not to sue Aruba Networks, Inc., its Released Affiliates, and its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, from any and all Actions of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed to the extent they arise from or are based upon the business activities prior to the Effective Date of Aruba Networks, Inc. and its Released Affiliates.

2.2 Effective as of the Effective Date, Aruba Networks, Inc. as releasor, on behalf of itself and its Released Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally releases, waives, acquits, and forever discharges, and covenants not to sue Motorola, Inc. its Released Affiliates, and its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, from any and all Actions of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed to the extent they arise from or are based upon the business activities prior to the Effective Date of Motorola, Inc. and its Released Affiliates.

2.3 Effective as of the Effective Date, Motorola, Inc. as releasor, on behalf of itself and its Released Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally releases, acquits and forever discharges Aruba Networks, Inc., its Released Affiliates, and its and their respective employees, officers, and directors, and its and their respective Protected Parties from any and all Actions for infringement or alleged infringement of any of Motorola’s Patents that arise from or are based upon (a) the Exploitation prior to the Effective Date of Aruba’s Covered Products by Aruba Networks, Inc. or its Released Affiliates or (b) the use, import, offer for sale, lease and/or sale prior to the Effective Date by such Protected Parties of Aruba’s Covered Products and Aruba’s Prior Released Products and solely such combinations thereof as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

2.4 Effective as of the Effective Date, Aruba Networks, Inc., as releasor, on behalf of itself and its Released Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally releases, acquits and forever discharges Motorola, Inc., its Released Affiliates, and its and their respective employees, officers, and directors, and its and their respective Protected Parties from any and all Actions for infringement or alleged infringement of any of Aruba’s Patents that arise from or are based upon (a) the Exploitation prior to the Effective Date of Motorola’s Covered Products by Motorola, Inc. or its Released Affiliates or (b) the use, import, offer for sale, lease and/or sale prior to the Effective Date by such Protected Parties of Motorola’s Covered Products and Motorola’s Prior Released Products and solely such combinations thereof as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

2.5 Each Party and, to the extent permitted by law, its past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto expressly waive any statute, legal doctrine or other similar limitation upon the effect of general releases. By way of example, and without limitation, the foregoing parties waive the benefit of California Civil Code Section 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR
AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The foregoing parties, with the advice of their counsel, waive any rights or benefits that they, or any of them, might otherwise have under Civil Code Section 1542 and any other statute, legal doctrine or principle of similar effect in California, or any other state, federal or foreign jurisdiction, to the full extent that such rights and benefits may be waived.

Section 3. License Grants

3.1.1 Effective as of the Effective Date, Motorola, as Grantor, grants to Aruba, as Grantee, a paid-up, unconditional except as set forth in Sections 3.2 and 3.3 and provided there is no uncured material breach of Section 6 (with Aruba having ten days to cure upon receipt of written notice from Motorola) by Aruba, royalty-free, non-exclusive, non-transferable except as set forth in Section 13.1, and worldwide license during the Term, without the right to sub-license, under the Licensed Motorola 802.11 Wireless LAN Infrastructure Patents:

(a)	to make (but not have made) (including the right to use any apparatus and practice any method or process in making), use (including the right to practice any method or process with respect to such use), import, offer for sale, lease, sell and/or otherwise dispose of Licensed Aruba 802.11 Wireless LAN Infrastructure Products; and

(b)	to have Licensed Aruba 802.11 Wireless LAN Infrastructure Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other disposal by Aruba only when the conditions set forth in Section 3.2 are met.

3.1.2 Effective as of the Effective Date, Aruba, as Grantor, grants to Motorola, as Grantee, a paid-up, unconditional except as set forth in Sections 3.2 and 3.3 and provided there is no uncured material breach of Section 6 (with Motorola having ten days to cure upon receipt of written notice from Aruba) by Motorola, royalty-free, non-exclusive, non-transferable except as set forth in Section 13.1, and worldwide license during the Term, without the right to sub-license, under the Licensed Aruba 802.11 Wireless LAN Infrastructure Patents:

(a)	to make (but not have made) (including the right to use any apparatus and practice any method or process in making), use (including the right to practice any method or process with respect to such use), import, offer for sale, lease, sell and/or otherwise dispose of Licensed Motorola 802.11 Wireless LAN Infrastructure Products; and

(b)	to have Licensed Motorola 802.11 Wireless LAN Infrastructure Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other disposal by Motorola only when the conditions set forth in Section 3.2 are met.

3.2 The licenses granted in Section 3.1.1(b) and 3.1.2(b) to each respective Grantee to have products made by another manufacturer, and any covenants granted in Section 4 with respect to ODMs, OEMs and suppliers:

(a)	shall apply only to products made for sale back to (i) such Grantee and (ii) such customers with which Grantee has binding contractual commitments covering such sale (i.e., pricing, warranty, performance, etc.) and to which such Grantee has contractually authorized such ODMs, OEMs and suppliers to sell; and

(b)	shall apply only to Grantee products and/or portions thereof for which the specifications were substantially furnished by such Grantee (either solely or jointly with one or more third parties) or for which the designs are owned by Grantee or licensed to Grantee only in the case of reference designs provided by an original design manufacturer (ODM); and

(c)	shall not apply to any products in the form manufactured or marketed by said other manufacturer prior to such Grantee’s furnishing of said specifications.

3.3 Notwithstanding anything to the contrary in this Agreement each Grantee’s Covered Products or Licensed Products do not include products manufactured by a Grantee as a foundry or contract manufacturer for a non-end user third party where such third party provides the detailed specifications for such products (without substantial participation in development by Grantee) and the Grantee manufactures such products in accordance with such specifications for sale back to such third party.

3.4  (a)  Except as expressly provided herein, no license, covenant or immunity is granted under this Agreement by a Party, either directly or by implication, estoppel or otherwise to any Protected Parties or other third parties for the combination of Aruba’s Covered Products or Motorola’s Covered Products with other items or for the use of such combination, except that the Parties hereby agree that:

(i)  the covenants, licenses and immunities granted hereunder extend to the Parties and the Protected Parties for such combinations where (A) there is no substantial non-infringing use of such Covered Product other than in such combinations under (I) in the case of Licensed Aruba 802.11 Wireless LAN Infrastructure Products or Licensed Motorola 802.11 Wireless LAN Infrastructure Products, such Grantor’s Licensed Patents and (II) in the case of other Covered Products, such Grantor’s Covered Patents; or, (B) such Covered Product has the essential features of a claimed invention under the applicable Patents as set forth in the foregoing (A)(I) and (A)(II) and its only reasonable and intended use is to practice such claimed invention (but for the avoidance of doubt, to no other combinations other than the combinations authorized under this Section and to no other products, services, software, and/or systems of the Protected Parties),

(ii) To the extent the doctrine of patent exhaustion would apply to a first sale or other disposal made under the covenants, licenses, and immunities granted hereunder, the parties agree that such doctrine shall apply regardless of whether the first sale or other disposal is in the U.S. or anywhere else in the world.

(b)  For the avoidance of doubt, neither Party grants the Protected Parties of the other Party any authority to use any products, services, software, systems and/or combinations of the Protected Parties other than (i) such other Party’s Covered Products or (ii) the combinations authorized under Section 3.4(a).

     (c)  Notwithstanding anything to the contrary in this Agreement, neither Party grants to the other Party any licenses, covenants, releases, immunities or other rights with respect to the sale or other disposal to, or the use by, any of the parties with whom such Party is adverse in a pending patent infringement action or proceeding before a court of competent jurisdiction (as identified in writing by each Party to the other Party immediately prior to the Effective Date) of any client software of the other Party.

Section 4. Covenants Not To Assert

4.1 During the first four years of the Term (the “Limited Term”), and effective as of the Effective Date, Motorola hereby covenants not to Assert a claim against Aruba or its Protected Parties alleging infringement of Motorola’s Patents based on or arising out of (a) the Exploitation by Aruba of Aruba’s Covered Products and/or (b) the use, import, offer for sale, lease and/or sale by the Protected Parties of Aruba’s Covered Products and solely such combinations as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties). For the avoidance of doubt, no covenants are granted hereunder with respect to the Excluded Motorola Patents or the Excluded Aruba Products.

4.2 During the Limited Term, and effective as of the Effective Date, Aruba hereby covenants not to Assert a claim against Motorola or its Protected Parties alleging infringement of Aruba’s Patents based on or arising out of (a) the Exploitation by Motorola of Motorola’s Covered Products and/or (b) the use, import, offer for sale, lease and/or sale by the Protected Parties of Motorola’s Covered Products and solely such combinations as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

4.3 Each Party agrees that no damages or liabilities shall accrue against the other Party for any Patent infringement within the scope of the covenants set forth in Sections 4.1 and 4.2 until November 4, 2013, at which time such damages or liabilities shall begin to accrue in the event of an Assertion brought after the expiration of such covenants.

4.4 Notwithstanding anything herein to the contrary, the releases, licenses, dismissals, and covenants granted by (i) Motorola shall run with Motorola’s Patents and (ii) Aruba shall run with Aruba’s Patents, and remain in each case in full force and effect regardless of any subsequent assignment, exclusive license, sale, gift or other transfer of any of such Patents or any rights or interests therein. Notwithstanding anything herein to the contrary, any such assignment, exclusive license, sale, gift or other transfer of rights in or to such Patents by a Party shall be made subject to this Agreement, and any such assignment, exclusive license, sale, gift or other transfer of rights in or to such Patents by any Party in contravention of this Section shall be null and void and of no force or effect to the extent of such contravention.

4.5 In the event either Party Asserts a Patent infringement claim in violation of this Section 4, or in violation of the releases granted in Section 2 or the licenses granted in Section 3, the non-Asserting Party shall be entitled to have such claims dismissed with prejudice and recover from the Asserting Party its reasonable attorneys’ fees and reasonable associated costs and expenses incurred in defending against the Assertion. In the event the non-Asserting Party claims such a violation, and such Asserting Party’s infringement Assertion is not found to be in violation, such Asserting Party shall be entitled to recover from the non-Asserting Party its reasonable attorneys’ fees and reasonable associated costs and expenses incurred in defending against the claim of a violation.

Section 5. Payment

5.1 In consideration of the releases, licenses and rights granted hereunder, Aruba shall pay to Motorola a lump sum upfront non-refundable fee of $19,750,000.00 (Nineteen million seven hundred fifty thousand U.S. dollars) payable on or before November 10, 2009. Time is of the essence with respect to this payment. Such payment shall be made by wire transfer to the account of Motorola, Inc. as follows:

Account Name: Motorola, Inc.
Account No: 00154413
ABA Number: 021000089
Bank Name and Address: Citibank, 111 Wall Street, New York, N.Y. 10005
Swift Code: CITIUS33
Beneficiary Name: Motorola, Inc.

Section 6. Dismissal of the Litigation

6.1 Any and all claims which were asserted, or which could have been asserted, in the Litigation currently pending between the Parties as set forth in the attached Exhibit A shall be dismissed with prejudice, each Party to bear its own costs and attorneys’ fees, provided, however, that neither Party makes any admission of liability and each Party, subject to the limitations in Section 4, reserves the right to contest in any future litigation between the Parties the infringement, validity or enforceability of any patent asserted by the other Party in the currently pending Litigation. Within three business days of the receipt by Motorola of the non-refundable payment specified in Section 5.1 of this Agreement, the respective counsel of the Parties shall execute and file a Stipulated Order of Dismissal With Prejudice. In addition, Aruba agrees that it will not make any additional filing or response in the Inter Partes reexamination of U.S. Patent No. 7,173,922, or in any appeal of any reexamination decisions arising therefrom to the Board of Patent Appeals and Interferences or to the Court of Appeals for the Federal Circuit, except to the extent such filing or response is required by law and not optional.

Section 7. Term and Breach

7.1 Unless earlier terminated under the provisions of this Agreement: i) the term of the licenses granted in Section 3 shall be for the Term and the covenants made in Section 4.1 and 4.2 of this Agreement shall be for the Limited Term.

7.2 In the event of a breach by Aruba of its payment obligation under Section 5 of this Agreement, Motorola shall provide written notice of such breach to Aruba by courier and facsimile per Section 10 below, with a copy to Aruba’s Chief Financial Officer. Within ten (10) calendar days after its receipt of such written notice from Motorola, Aruba may cure such breach. Subject to the right to cure provided herein, the failure of full and timely receipt by Motorola of the non-refundable payment set forth in Section 5.1 hereof shall render the entire Agreement, including all releases, licenses and covenants contained herein, null and void and of no effect ab initio.

7.3 In the event that either Party Asserts any patent infringement Action against the other Party, neither Party shall refer to the Litigation or this Agreement in connection with such Assertion, or attempt to introduce this Agreement (or any of its terms and conditions) into evidence, other than in connection with any Action to enforce or interpret this Agreement.

Section 8. Change of Control

8.1 As used herein, “Change of Control” means, with respect to a Party, the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition ( other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of such Party to any corporation, company or other entity (other than any corporation, company or other entity within the definition of Party) or (2) the consummation of any transaction (including any merger or consolidation) the result of which is that any corporation, company or other entity (other than any corporation, company or other entity within the definition of Party) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of such Party’s voting stock.

8.2 In the event of a Change of Control:

(a)	the Party that has been acquired (“Acquired Party”) shall promptly give notice of such acquisition to the other Party;

(b)	the licenses granted to the Acquired Party under the other Party’s Licensed Patents, and the releases, covenants and other rights made for the benefit of the Acquired Party, shall not extend to any pre-existing products, services, software, methods, processes, apparatuses, systems, specifications, documentation, and/or any other technology of the applicable third party acquirer (the “Third Party Acquirer”) and any extensions, modifications, enhancements and revisions thereof and/or new products, technologies, services products, services, software, methods, processes, apparatuses, systems, specifications, documentation, and/or any other technology of the Third Party Acquirer developed after the consummation of such Change of Control other than any of the foregoing developed or created solely by the Acquired Party or using solely its businesses or assets (collectively the foregoing, “Third Party Acquirer Items”); and,

(c)	provided that the Third Party Acquirer agrees in writing to be bound by the terms and conditions of this Agreement with respect to the Acquired Party as if it were a named Party herein, this Agreement and all rights and obligations of the Acquired Party hereunder shall be deemed assigned to the Third Party Acquirer, subject to the provisions of Section 8.2(b); and

(d)	further provided that in the event of a Change of Control for Aruba and the Third Party Acquirer is a business that sells or offers for sale products or services that if sold by Aruba would fall within the definition of Aruba’s Covered Products, and such Third Party Acquirer products and services are not licensed and/or subject to a covenant under Motorola’s Asserted Patents prior to the Change of Control, and the sales revenues of the Third Party Acquirer for such Third Party Acquirer products and services in the twelve (12) months preceding the Change of Control are greater than the Third Party Acquirer Threshold, then to cover normal anticipated growth the licenses granted to Aruba and the covenants made for the benefit of Aruba hereunder shall apply to the Third Party Acquirer (but not to the Third Party Acquirer Items), only up to the annual sales dollar volume of Aruba’s Covered Products in the twelve (12) months prior to the Change of Control, increased in each subsequent twelve (12) month period by the greater of: i) 15% per year, or ii) the percentage growth rate for such Covered Products of Aruba in the twelve (12) months prior to the Change of Control; and

(e)	to the extent that the Third Party Acquirer wishes to obtain a license and/or covenant not to assert above and beyond the amounts set forth in 8.2(d) above, the Third Party Acquirer and Motorola shall negotiate a reasonable and non-discriminatory addition to the non-refundable payment established in Section 5 to compensate Motorola for the inclusion of such products and services within the scope of the licenses and covenants granted by Motorola herein.

8.3 “Third Party Acquirer Threshold” means an annual dollar sales volume of such products and services by the Third Party Acquirer in the twelve (12) months preceding the Change of Control equal to or greater than twenty-five percent (25%) of the sales of Covered Products by Aruba during the twelve (12) months preceding the consummation of such Change of Control.

Section 9. Acquisition of New Business

9.1 In the event that Aruba acquires, after the Effective Date, by whatever means, including by purchase of assets or equity or by an exchange of stock, a business that makes, uses, sells, offers for sale and/or imports products or services that if sold by Aruba would fall within the definition of Aruba’s Covered Products and are covered by the claims of the Motorola Asserted Patents or the claims issuing from any patent applications, foreign or domestic, taking priority from or sharing a priority claim with the Motorola Asserted Patents or containing substantially the same specification as the Motorola Asserted Patents (the “Acquired Business”), and such products or services are not licensed and/or subject to a covenant under the Motorola Asserted Patents prior to the date of the acquisition, then the Parties shall negotiate a reasonable and non-discriminatory addition to the non-refundable payment established in Section 5 to compensate Motorola for the addition of such products and services to the scope of the licenses and covenants granted by Motorola herein, provided that this reasonable and non-discriminatory addition shall not be applicable with respect to any sales of such products or services by the Acquired Business in the year prior to the acquisition that are less than fifteen percent (15%) of the total sales of the applicable Covered Products by Aruba for that year.

9.2 In no event shall such reasonable and non-discriminatory addition exceed the ratio of the non-refundable payment set forth in Section 5 to the net present value (discounted at a reasonable and non-discriminatory rate) of the total volume of sale of Aruba’s Covered Products by Aruba projected as of the Effective date for the Term in the U.S. and other countries where Motorola has filed counterpart applications to the Asserted Patents, as applied to such additional products and services.

9.3 The Acquired Business shall be excluded from the license and covenant of Sections 3 and 4 of this Agreement until such reasonable addition, if applicable, to the non-refundable payment is paid to Motorola. Upon full payment by Aruba to Motorola in accordance with the foregoing, the Acquired Business shall be deemed included in the license and covenant of Sections 3 and 4 retroactive to the date of the acquisition by Aruba of the Acquired Business.

Section 10. Communications

10.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses:

For Aruba:	For Motorola:
Aruba Networks, Inc. 1344 Crossman Avenue Sunnyvale, CA 94112 Fax: 408-541-1361	Motorola, Inc. 1303 Algonquin Road Schaumburg, IL 60196 Fax: 847-576-2818

Attention: General Counsel Attention: Vice President, Law — Intellectual Property

With a copy to:

Motorola, Inc.

Enterprise Mobility Solutions

One Motorola Plaza

Holtsville, NY 11742

Fax: 631-738-4110

Attention: Law Department

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

Section 11. Dispute Resolution

11.1 During the Term, all disputes between the Parties arising out of or relating to (i) the interpretation or performance of this Agreement or (ii) any patent licenses, covenants or other rights subject to this Agreement shall first be discussed by the employees of each Party responsible for administration of this Agreement in an attempt to find a mutually acceptable resolution through friendly consultations. If such dispute is not resolved within thirty (30) days after the commencement of such consultation (or any extension mutually agreed to by the Parties), either Party may escalate the discussions to executives who have authority to settle the dispute and are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

11.2 In the event such dispute is not resolved within thirty (30) days after such escalation, either Party acting in its sole discretion shall then be entitled to submit the dispute to non-binding mediation by a mutually acceptable mediator to be chosen by Motorola and Aruba within ten (10) days after written notice by either Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of the mediator. Each Party shall bear its own costs of mediation, but Motorola and Aruba shall share the costs of the mediator equally. The mediation shall take place in Wilmington, Delaware or another mutually agreed to location. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to adversely affect the rights of either Party.

11.3 In the event that the processes set forth in Sections 11.1 and 11.2 do not result in resolution of the dispute within thirty (30) days after the later of (i) written notice by either party stating that the dispute is unresolved and that such party will not be demanding mediation or (ii) written notice by either Party demanding mediation, either Party may bring an action in the civil courts for the state of Delaware as provided in Section 13.15 below for final and binding resolution of disputes arising out of or relating to the interpretation or enforcement of this Agreement or any patent licenses, covenants or other rights subject to this Agreement. All discussions, negotiations and mediation pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

Section 12. Limitations on Patent Challenges

12.1 As an ongoing condition of this Agreement, each Party covenants and agrees that during the Term of this Agreement it shall not challenge the validity or enforceability of any Patent of the other Party that is subject to this Agreement, through opposition, re-examination, patent litigation or otherwise, provided that such other Party is not breaching the terms and conditions of this Agreement. This Section 12 shall not apply in the event such other Party first Asserts such Patent against such covenanting Party.

Section 13. Miscellaneous

13.1 Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement. Any attempt to do so, by operation of law or otherwise, shall be void; provided, however, that each Party hereto shall have the right to assign this Agreement in connection with (i) a reorganization to its legal successor(s), provided that after the reorganization, the successor(s) and its Affiliates will have essentially the same assets as such Party had prior to the reorganization; or (ii) the sale or transfer of all or substantially all of its business or assets, whether by sale, merger, operation of law, or otherwise in connection with a Change of Control which shall be treated as set forth in Section 8 above. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted (in accordance with the foregoing) successors and assignees, provided that such successor or assignee, as the case may be, executes an agreement to be bound by all the obligations of such Party under this Agreement and a copy of such agreement is provided to the other Party hereto.

Notwithstanding anything else to the contrary in this Agreement, as this Agreement may be for the benefit of multiple businesses of Motorola, in the event Motorola separates one or more of its businesses with at least $2,000,000,000.00 (Two Billion U.S. Dollars) in annual revenues (each a “Separated Business”), whether by way of a sale, establishment of a joint venture, spin-off or otherwise (each a “Separation Event”), Motorola may, without the prior written consent of the other party and at no additional cost to Motorola, split this Agreement by assigning certain of its rights or obligations such that it will continue to benefit both Motorola and the Separated Business and their respective Affiliates following the Separation Event.

In no event shall the Separation Event result in Aruba’s being required to increase its obligations under, scope of license or payments owed as a result of this Agreement, or decrease or diminish the rights enjoyed by Aruba pursuant to this Agreement, and in no event shall a Separated Business enjoy any of the rights of Motorola under this Agreement without also accepting the associated Motorola obligations and limitations hereunder. Further, promptly after a Separation Event, the Separated Business will execute in writing an agreement to be bound by all the obligations of Motorola under this Agreement with respect to such rights and obligations assigned to such Separated Business in such Separation Event, and a copy of such agreement will be provided to Aruba.

13.2 Each Party represents and warrants that it has the full right and power to enter into and perform this Agreement, including granting the releases and licenses set forth in Sections 2 and 3, respectively, and to make the covenants set forth in Section 4, and that the entrance into and performance of this Agreement does not and will not conflict with or violate any other agreement or license of, or rights granted by, such Party. Neither Party makes any other representation or warranty, express or implied, nor shall either Party have any liability in respect of any infringement of patents or other rights of third parties due to the other Party’s operation under the licenses herein granted.

13.3 The Parties expressly agree and acknowledge that by entering into this Agreement no Party (nor any Protected Party) admits any liability, wrongdoing or the truth of any allegation contained in any claim, defense or counterclaim alleged in the Litigation. Neither this Agreement nor any provision in this Agreement may be construed or used as an admission of any wrongdoing, liability, or violation of law whatsoever, and nothing in this Agreement is an admission by any Party or any of its Protected Parties that any patents or patent applications of the other Party are infringed, valid or enforceable. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, under any design patent or trademark, trade name or brand, or, other than as expressly set forth in this Agreement, under any patents or patent applications. Neither Party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided herein.

13.4 Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Patents. Neither Party shall have any right to institute any action or suit against third parties for infringement of the other Party’s Patents. Neither Party is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

13.5 No express or implied waiver by either of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement by the other Party shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature.

13.6 This Agreement is the result of negotiation between the Parties and, accordingly, shall not be construed for or against either Party regardless of which Party drafted this Agreement or any portion thereof.

13.7 In no event shall either Party be liable to the other Party by reason of this Agreement or any breach or termination of this Agreement for any loss of prospective profits or incidental or special or consequential damages.

13.8 With respect to matters of contract construction and interpretation, the substantive law of the state of Delaware, United States of America shall apply to this Agreement, without regard to its conflicts of laws principles. However, with respect to matters of infringement and validity of intellectual property rights, the substantive law of the jurisdiction in which such intellectual property rights issued or applications therefor were filed shall be applied.

13.9 This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each Party, except that either Party may amend its address in Section 10.1 by written notice to the other Party.

13.10 If any term, clause or provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and the remainder of this Agreement shall continue in effect.

13.11 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.12 Each Party acknowledges that all licenses and covenants granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Each Party acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute, provided that any Change of Control resulting from such proceeding shall be subject to Section 8.2.

13.13 The Parties shall issue a joint press release in the form set forth in the attached Exhibit B. The Parties shall make no inaccurate or untrue public statements regarding this Agreement or the Litigation.

13.14 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the Parties as to the subject matter hereof and merges and supersedes all previous communications, negotiations, warranties, representations and intellectual property, licensing and other agreements between the Parties, either oral or written, with respect to the subject matter thereof, and no addition to or modification of the definitive agreement shall be binding on either Party unless reduced to writing and signed by duly authorized representatives on behalf of each Party.

13.15 All disputes, differences or questions between the Parties relating to the construction or interpretation of this Agreement shall be finally settled by the U.S. Federal Court for the District of Delaware and applicable appellate courts, which shall have exclusive jurisdiction and whose determinations shall be final and binding on the Parties. In the event there is no subject matter jurisdiction in such Federal Court, the Delaware state courts and applicable appellate courts shall have exclusive jurisdiction. The Parties waive any objection to personal jurisdiction in such courts and waive any argument that such venues are inconvenient.

13.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

IN WITNESS WHEREOF, Motorola, Inc. and Aruba Networks, Inc., for themselves and each of their Affiliates, have caused this Agreement to be executed by their duly authorized representative(s) as of the Effective Date:

Agreed to:	Agreed to:
MOTOROLA, INC.	ARUBA NETWORKS, INC.
By: /s/ Robert Sanders Name: Robert Sanders Title: Corporate Vice President Date: November 4, 2009	By: /s/ Steffan Tomlinson Name: Steffan Tomlinson Title: CFO Date: November 4, 2009

MOTOROLA, INC.
By:  /s/ Jonathan P. Meyer
Name: Jonathan P. Meyer
Title: Senior Vice President
Date: November 4, 2009

EXHIBIT A

MOTOROLA/SYMBOL – ARUBA LITIGATION SCHEDULE

The Parties are currently engaged in the following pending patent infringement litigation:

Case No. 07-519-JJF

Symbol Technologies, Inc., Wireless Valley Communications, Inc., AirDefense, Inc., and Motorola Inc. v. Aruba Networks, Inc.

and

Aruba Networks, Inc., v. Symbol Technologies, Inc., Wireless Valley Communications, Inc., AirDefense, Inc., and Motorola, Inc.

United States District Court for the District of Delaware

EXHIBIT B

JOINT PRESS RELEASE

MOTOROLA AND ARUBA NETWORKS ANNOUNCE COLLABORATION ON THE ALL-WIRELESS ENTERPRISE AND RESOLUTION OF
PATENT DISPUTE

Companies Sign A Wireless LAN Infrastructure Cross-License Agreement

Schaumburg, IL and Sunnyvale, CA, November      , 2009 - Aruba Networks, Inc. (NASDAQ: ARUN) and Motorola, Inc. (NYSE: MOT) — together with its subsidiaries Symbol Technologies, Inc., Wireless Valley Communications, Inc. and AirDefense, Inc. — today announced that they have reached an agreement that settles all outstanding intellectual property disputes between the two companies. The disputes involved patents owned by both parties, and the settlement includes a cross-licensing agreement.

“We are pleased to have reached an amicable business resolution outside of the courts,” said Gene Delaney, President of Motorola’s Enterprise Mobility Solutions Business. “Additionally, we are actively exploring technical and business opportunities of mutual interest associated with the all-wireless enterprise.”

“We are delighted to put this legal dispute behind us,” said Keerti Melkote, Aruba’s co-founder and Chief Technical Officer. “We also look forward to working with Motorola on improving the all-wireless enterprise for the benefit of customers and to advance the state of technology.”

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About Aruba Networks
People move. Networks must follow. Aruba securely delivers networks to users, wherever they work or roam, using a combination of award-winning solutions:

•	Adaptive 802.11n Wi-Fi networks optimize themselves to ensure that users are always within reach of mission-critical information. Rightsizing expensive wired LANs by replacing them with high-speed 802.11n Wi-Fi reduces both capital and operating expenses;

•	Identity-based security assigns access policies to users, enforcing those policies whenever and wherever a network is accessed;

•	Remote networking solutions for branch offices, fixed telecommuters, and satellite facilities ensures uninterrupted remote access to applications;

•	Multi-vendor network management provides a single point of control while managing both legacy and new wireless networks from Aruba and its competitors.

The cost, convenience, and security benefits of our secure mobility solutions are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter at http://twitter.com/ArubaNetworks.

About Motorola
Motorola is known around the world for innovation in communications and is focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to high-definition video and mobile devices, Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $30.1 billion in 2008. For more information, please visit www.motorola.com.

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Media Contacts
Bart Lipinski
Motorola, Inc.
+1 847-576-6931
Bart.Lipinski@motorola.com

Michael Tennefoss Aruba Networks, Inc. +1-408-754-8034 mtennefoss@arubanetworks.com	Patty Oien Breakaway Communications +1-415-358-2482 poien@breakawaycom.com

© 2009 Aruba Networks, Inc. is a trademark of Aruba Networks, Inc.  All rights reserved.  All other trademarks are the property of their respective owners.